--------------------------------------------------

                                  $200,000,000

                                 LOAN AGREEMENT


                          dated as of October 24, 2001


                                 by and between



                         CITIZENS COMMUNICATIONS COMPANY
                                   as Borrower

                                       and


                       RURAL TELEPHONE FINANCE COOPERATIVE
                                    as Lender

               --------------------------------------------------



                                 EXECUTION COPY

                                TABLE OF CONTENTS
                                                                                           Page
                                    ARTICLE 1

                      CONSTRUCTION AND DEFINITION OF TERMS

SECTION 1.01 Defined Terms...................................................................1

SECTION 1.02 Terms Generally.................................................................9

                                    ARTICLE 2

                                      LOAN

SECTION 2.01 Loan............................................................................10

SECTION 2.02 Advances........................................................................10

SECTION 2.03 Payments and Interest Rate......................................................10

SECTION 2.04 Prepayment .....................................................................11

SECTION 2.05 10% Subordinated Capital Certificates ..........................................11


                                    ARTICLE 3

                                    RESERVED

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Organization; Powers; Governmental Approvals ...................................11

SECTION 4.02 Financial Statements ...........................................................12

SECTION 4.03 No Material Adverse Change .....................................................12

SECTION 4.04 Title to Properties; Possession Under Lease ....................................12

SECTION 4.05 Ownership of Subsidiaries ......................................................13

SECTION 4.06 Litigation; Compliance with Laws ...............................................13

SECTION 4.07 Agreement.......................................................................13

SECTION 4.08 Federal Reserve Regulations.....................................................13

SECTION 4.09 Investment Company Act; Public Utility Holding Company Act......................14

SECTION 4.10 Use of Proceeds.................................................................14

SECTION 4.11 Tax Returns.....................................................................14

SECTION 4.12 No Material Misstatements.......................................................14

SECTION 4.13 Employee Benefit Plans..........................................................14
 ..
SECTION 4.14 Insurance.......................................................................14


                                    ARTICLE 5

                              CONDITIONS OF LENDING

SECTION 5.01 Initial Advance.................................................................15

SECTION 5.02 Each Advance....................................................................16


                                    ARTICLE 6

                              AFFIRMATIVE COVENANTS

SECTION 6.01 Membership .....................................................................16

SECTION 6.02 Financial Statements and Other Information .....................................16

SECTION 6.03 Financial Ratios................................................................17

SECTION 6.04 Annual Certificate..............................................................17

SECTION 6.05 Insurance.......................................................................17

SECTION 6.06 Existence; Businesses and Properties............................................18

                                    ARTICLE 7

                               NEGATIVE COVENANTS

SECTION 7.01 Notice.........................................................................18

SECTION 7.02 Dividends and Other Cash Distributions.........................................18

SECTION 7.03 Sale of Assets.................................................................18

SECTION 7.04 Liens; Restrictions on Sales Receivables.......................................19

SECTION 7.05 Ownership of the Principal Subsidiaries........................................20

SECTION 7.06 Mergers........................................................................20

SECTION 7.07 Transactions with Affiliates...................................................20

SECTION 7.08 Net Worth......................................................................20

SECTION 7.09 Minimum Access Lines...........................................................20


                                    ARTICLE 8

                                EVENTS OF DEFAULT


                                    ARTICLE 9

                               RIGHTS AND REMEDIES

SECTION 9.01 Rights and Remedies of the Lender ............................................22

SECTION 9.02 Cumulative Nature of Remedies.................................................22

SECTION 9.03 Costs and Expenses............................................................22

SECTION 9.04 Lender's Setoff...............................................................23

                                   ARTICLE 10

                                  MISCELLANEOUS

SECTION 10.01 Performance for Borrower ....................................................23

SECTION 10.02 Reserved. Expenses; Indemnity................................................23

SECTION 10.03 Waivers by Borrower .........................................................24

SECTION 10.04 Waivers by the Lender........................................................24

SECTION 10.05 Lender's Records.............................................................25

SECTION 10.06 Modifications................................................................25

SECTION 10.07 Notices......................................................................25

SECTION 10.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial..............25

SECTION 10.09 Holiday Payments ............................................................26

SECTION 10.10 Consent to Patronage Capital Distributions...................................26

SECTION 10.11 Right to Inspect.............................................................26

SECTION 10.12 Survival; Successors and Assigns.............................................26

SECTION 10.13 Assignment...................................................................26

SECTION 10.14 Severability.................................................................27

SECTION 10.15 Counterparts.................................................................27

SECTION 10.16 Headings/Use of Terms........................................................27

SECTION 10.17 Further Assurances...........................................................27

SECTION 10.18 Lender's Approval............................................................27

SECTION 10.19 Merger and Integration.......................................................27

SECTION 10.20 Right to Setoff..............................................................27

SECTION 10.21 Interest Rate Limitation.....................................................27

                                 LOAN AGREEMENT


     LOAN AGREEMENT ("Agreement") made as of October 24, 2001, by and between CITIZENS COMMUNICATIONS COMPANY, a Delaware corporation ("Borrower"), and RURAL TELEPHONE FINANCE COOPERATIVE, a South Dakota cooperative association ("Lender").

RECITALS:

     WHEREAS, Borrower has requested Lender to make a loan to Borrower in an amount up to $200,000,000.00 for a term of ten (10) years on the terms and conditions set forth herein; and

     WHEREAS, Lender is willing to make the loan upon the terms and conditions set forth in this Agreement, the Note and the other loan documents;

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Borrower and Lender do hereby agree as follows:

     l. CONSTRUCTION AND DEFINITION OF TERMS

     1.01 Defined Terms.

     In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

     "Access Lines" shall mean, on any date, the total number of telephony access lines provided by the Borrower and its Subsidiaries (other than Non-Recourse Joint Ventures) through their owned telecommunications system network facilities (excluding lines provided through resale agreements) to customers of the Borrower and its Subsidiaries (other than Non-Recourse Joint Ventures) whose service payments are not overdue to a point where service is generally disconnected.

     "Advance"  shall  mean an  advance  of funds  under the Loan as  defined in
Section 2.02.

     "Advance Date" shall mean the date of any Advance.

     "Applicable Rate" for each Advance shall mean the ten (10) year Treasury bond rate as published in the U.S. edition of The Wall Street Journal on the applicable Advance Date (hereinafter "Index Rate"), plus the current Secondary Market Bullet Bid Side Spread for Utilities for a ten (10) year issue term for Borrower's then Lehman Rating, as published on the applicable Advance Date (or if not published on the Advance Date, the most recent prior publication date) in the Lehman Brothers Global Fixed Income Market Data publication, minus one-quarter of one percent (.25%) (hereinafter "Spread"). If The Wall Street Journal changes or ceases to publish the Index Rate, or the Index Rate becomes unavailable for any reason, or if Lehman Brothers Global Fixed Income Market Data publication changes or ceases publication of the necessary information to determine the Spread or the Lehman Rating, or the information becomes unavailable for any reason, then the parties shall negotiate, in good faith, to select another source for a comparable Lehman Rating, Index Rate and Spread.

     "Applicable Rating Level" at any time, as to the Borrower shall mean the lower of Borrower's Moody's Rating or S&P Rating. In the event that no S&P Rating or no Moody's Rating shall be in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then the Applicable Rating Level shall be the rating most recently in effect prior to such change or cessation. For purposes of this Agreement the Applicable Rating Level shall be redetermined on each date of an announcement of a change in the S&P Rating or the Moody's Rating without further notice to Borrower. If the rating system of S&P or Moody's shall change, or if either such Person shall cease to issue a rating for Borrower, or cease to be in the business of rating corporate Indebtedness obligations, the Borrower and the Lender shall negotiate, in good faith, to amend this definition to reflect such changed rating system or the unavailability of ratings from such Person and, pending the effectiveness of any such amendment, the Applicable Rate and financial covenant compliance shall be determined by reference to the Applicable Rating Level most recently in effect prior to such change or cessation.

     "Asset Exchange" shall mean the exchange or other transfer of telecommunications assets between or among the Borrower and another Person or other Persons in connection with which the Borrower would transfer telecommunications assets and/or other property in consideration of the receipt of telecommunications assets and/or other property having a fair market value substantially equivalent to those transferred by the Borrower (as determined in good faith by the Borrower's Board of Directors); provided that the principal value of the assets being transferred to the Borrower shall be represented by telecommunications assets.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) that Lender is open for business.

     "Capital Lease" shall mean any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, by the Borrower or any of its Subsidiaries, as lessee, which obligations are required in accordance with GAAP to be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Certified" shall mean that the information, statement, schedule, report or other document required to be "Certified" shall contain a representation of a duly authorized officer of Borrower that such information, statement, schedule, report or other document is true and correct and complete as of the date thereof (except as otherwise set forth therein).

     A "Change in Control" shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date thereof) shall own directly or indirectly, beneficially or of record, shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time have been occupied by Persons who were neither (i) nominated by the management of the Borrower, nor
(ii) appointed by directors so nominated; or (c) any Person or group shall otherwise directly or indirectly Control the Borrower.

     "Closing" shall mean the first date on which funds are available to be advanced to Borrower hereunder.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Commitment Amount" shall be $200,000,000.00.

     "Consolidated" shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Consolidated Net Worth" shall mean, as at any date of determination, the consolidated stockholders' equity of the Borrower and its consolidated Subsidiaries, including redeemable preferred securities where the redemption date occurs after the Maturity Date, mandatorily redeemable convertible preferred securities, mandatorily convertible Indebtedness (or Indebtedness subject to mandatory forward purchase contracts for equity or similar securities) and minority equity interests in other persons, as determined on a consolidated basis in conformity with GAAP consistently applied. For the purpose of calculating "Consolidated Net Worth", the consolidated stockholder's equity of any Non-Recourse Joint Venture and its Subsidiaries and all Non-Recourse Indebtedness shall be excluded from the consolidated stockholder's equity of the Borrower and its consolidated Subsidiaries, except to the extent included in minority equity interests.

     "Consolidated Tangible Assets" of any Person shall mean total assets of such Person and its consolidated Subsidiaries, determined on a consolidated basis, less goodwill, patents, trademarks and other assets classified as intangible assets in accordance with GAAP.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Default" shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.

     "EBITDA" shall mean, with respect to the Borrower and its Subsidiaries for any period: operating income for such period plus depreciation and amortization, calculated on a Consolidated basis without duplication, in accordance with GAAP. For any acquisition or sale of assets by the Borrower or any Subsidiary during any period of calculation, the EBITDA shall be adjusted to reflect pro forma income and expenses of the acquired or sold asset as determined in good faith by a Financial Officer to give effect to such acquisition or sale, as if such acquisition or sale occurred on the first day of the period.

     "Effective  Date" shall mean the date on which the conditions  specified in
Section 5.01 are satisfied, or waived in accordance with Section 10.06.

     "Environmental Laws" shall mean all national, federal, state, provincial, municipal or local laws, statutes, ordinances, orders, judgments, decrees, injunctions, writs, policies and guidelines (having the force of law), directives, approvals, notices, rules and regulations and other applicable laws relating to environmental or occupational health and safety matters, including those relating to the Release or threatened Release of Specified Substances and to the generation, use, storage or transportation of Specified Substances, each as in effect as of the date of determination.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

     "ERISA  Termination Event" shall mean (i) a "Reportable Event" described in
Section 4043 of ERISA (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC under such regulations), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceeding to terminate a Plan by the PBGC or
(v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Event of Default" shall mean any of the events described in Article 8 hereof.

     "Financial Ratios" shall mean the Interest Coverage Ratio and the Leverage Ratio.

     "Financial Officer" of any corporation shall mean the President, Chief Financial Officer, Chief Executive Officer, Vice President - Finance, Executive Vice President, Chief Accounting Officer or Treasurer of such corporation.

     "First Mortgage Bond Indentures" shall mean (i) the First Mortgage and Collateral Trust Indenture, dated as of March 1, 1947, from the Borrower to The Marine Midland Trust Company of New York, as Trustee, and (ii) the Mortgage and Deed of Trust Indenture, dated as of June 1, 1962, from the Borrower to Manufacturers Hanover Trust Company, as Trustee, as the same have been and may from time to time be amended or supplemented and in effect.

     "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

     "Governmental Approval" shall mean any authorization, consent, order, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate, exemption of, or filing or registration with, any Governmental Authority.

     "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Hedging Agreement" shall mean any interest rate protection agreement (including, but not limited to, any interest rate swap, collar, cap, floor or a forward rate agreement), foreign currency exchange agreement or other agreement executed in connection with hedging the interest rate and/or exchange rate exposure of the Borrower and any confirming letter executed pursuant to such Hedging Agreement, all as amended, restated, supplemented or otherwise modified from time to time.

     "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits made in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Capital Lease obligations of such Person, (h) all obligations of such Person in respect of any Hedging Agreement (except to the extent such obligations are used as a bonafide hedge of other Indebtedness of such Person), (i) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances (except to the extent any such obligations are incurred in support of other obligations constituting Indebtedness of such Person and other than, to the extent reimbursed if drawn, letters of credit in support of ordinary course performance obligations), and (j) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, directly or indirectly,
(i) to purchase or pay (or advance or supply  funds for the  purchase or payment
of) such Indebtedness or to purchase (or advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such
Indebtedness; provided, however, that the term Indebtedness shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Interest Coverage Ratio" shall mean, as of any fiscal quarter end, the ratio of (a) EBITDA for the four consecutive fiscal quarter periods immediately prior to such fiscal quarter end (including such fiscal quarter), to (b) Interest Expense for the same four-quarter period as of such fiscal quarter end.

     "Interest Expense" shall mean, with respect to the Borrower and its Subsidiaries for any period, aggregate interest expense thereof with respect to Total Indebtedness (and, to the extent not included therein, interest expense attributable to Capital Leases, and any fees and charges with respect to any other Indebtedness, and any fees, charges and other net obligations payable with respect to any Hedging Agreements), calculated on a Consolidated basis, without duplication, in accordance with GAAP.

     "Investment Grade" shall mean, as to the Borrower, at any time, an S&P rating of BBB- or higher and a Moody's rating of Baa3 or higher.

     "Joint Venture" shall mean a general or limited partnership, limited liability company or other entity formed or organized under the laws of the United States of America or any state thereof that would own or operate telecommunications assets and which, in turn, the Borrower would manage.

     "Joint Venture Transaction" shall mean the formation of a Joint Venture, by the formation of a new entity and the contribution of telecommunications assets (or cash or similar assets) thereto by the Borrower, the investment by the Borrower in a previously existing entity that owns telecommunications assets or other similar transaction.

     "Leases" shall mean any lease of property by which Borrower shall be obligated for rental or other payments which in the aggregate are in excess of $1,000,000.00, except, however, leases shall not mean any equipment leases which in form and substance substantially conform with lease agreements in general use in Borrower's industry by companies of size and character similar to Borrower.

     "Lehman Rating" as determined for Borrower, shall mean the rating published on, or if not published on then published most recently prior to, an Advance Date in the Lehman Brothers Global Fixed Income Market Data publication for Secondary Market Bullet Bid Side Spreads that is equivalent to the lower of Borrower's Moody's Rating or S&P Rating in effect on the applicable Advance Date. The equivalent Lehman Ratings, Moody's Ratings and S&P Ratings are set forth in Exhibit A, attached hereto and shall be used in determining the Lehman Rating. In the event that no S&P Rating or no Moody's Rating shall be in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then the Moody's Ratings and S&P Ratings shall be the ratings most recently in effect prior to such change or cessation. If the rating system of S&P or Moody's shall change, or if either such Person shall cease to issue a rating for Borrower, or cease to be in the business of rating corporate Indebtedness obligations, or if Lehman Brothers ceases to publish the information necessary to determine the Lehman Rating, the Borrower and the Lender shall negotiate, in good faith, to amend this definition to reflect such changed rating system or the unavailability of ratings from such Person and, pending the effectiveness of any such amendment, the Lehman Rating shall be determined by reference to the Lehman Rating most recently in effect prior to such change or cessation.

     "Leverage Ratio" shall mean, with respect to any fiscal quarter, as of the date ending such fiscal quarter, the ratio of (a) Total Indebtedness as of such fiscal quarter end to (b) EBITDA, plus cash equity contributions included in the determination of Consolidated Net Worth, for the four consecutive fiscal quarters immediately prior to such fiscal quarter end (including such fiscal quarter).

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge, or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call, or similar right of a third party with respect to such securities.

     "Loan" shall mean the loan or loans by the Lender to Borrower, pursuant to this Agreement and the Note, in an aggregate principal amount not to exceed the Commitment Amount.

     "Make-Whole Premium" shall mean fifty percent (50%) of the excess, if any, of (i) the present value of the amount of interest that would have accrued during the remaining term of each Advance or portion thereof to be prepaid, over
(ii) the present value of the amount of interest Lender would earn if the prepaid principal amount was reinvested for the remainder of the applicable remaining term of the Loan in U.S. Treasury obligations with a maturity comparable to the then remaining term of each prepaid Advance. For purposes of calculating the present value in (i) and (ii) above, the discount rate will be the rate of interest accruing on the U.S. Treasury obligations in (ii) above.

     "Material Adverse Effect" shall mean a materially adverse effect on the business, assets, operations, financial condition or results of operations of the Borrower and the Subsidiaries taken as a whole.

     "Maturity Date" shall mean October 24, 2011.

     "Moody's" shall mean Moody's Investors Service, Inc., or any successor thereto.

     "Moody's Rating" shall mean, on any date of determination, (i) the debt rating most recently announced by Moody's with respect to the long-term, senior, unsecured, non-credit enhanced Indebtedness of the Borrower or (ii) if (A) the Indebtedness of the Borrower under this Agreement shall be credit enhanced by any Person other than the Borrower and (B) both Moody's and S&P shall have assigned a debt rating to such Indebtedness, then such debt rating assigned by Moody's.

     "Non-Recourse Joint Venture" shall mean a Joint Venture the funded Indebtedness of which is Non-Recourse Joint Venture Indebtedness.

     "Non-Recourse Joint Venture Indebtedness" shall mean secured or unsecured Indebtedness of a Joint Venture that is non-recourse to the Borrower or any Principal Subsidiary. In furtherance of the foregoing, an obligation of the Borrower that is non-recourse to the Borrower except to the extent of a pledge of the equity of a Joint Venture (the Indebtedness of which is otherwise non-recourse to the Borrower) will be deemed Non-Recourse Joint Venture Indebtedness.

     "Note" shall mean the note or notes executed and delivered by Borrower at or prior to Closing pursuant to Section 5.01 hereof, and all renewals, replacements and extensions thereof.

     "Obligations" shall include the full and punctual performance of all present and future duties, covenants and responsibilities due to the Lender by Borrower under this Agreement, the Note, the Other Agreements, all present and future obligations of Borrower to the Lender for the payment of money under this Agreement, the Note, the Other Agreements, extending to all principal amounts, interest, late charges and all other charges and sums, as well as all costs and expenses payable by Borrower under this Agreement, the Note, the Other Agreements, and any and all other present and future monetary liabilities of Borrower to the Lender, whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, related or unrelated to this Agreement, whether or not of the same character or class as Borrower's obligations under this Agreement and the Note, whether or not secured under any other document, instrument or statutory or common law provision, as well as all renewals, refinancings, consolidations, recastings and extensions of any of the foregoing.

     "Other Agreements" shall mean any and all promissory notes, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, contracts, guaranties, instruments and documents now and hereafter existing between the Lender and Borrower that have been executed and/or delivered pursuant to this Agreement or guarantee, secure or in any other manner relate to any of the Obligations, including, the instruments and documents referred to in Section 5.01 hereof.

     "Payment Date" shall mean the last day of each December, March, June and September when there is any amount outstanding under the Loan.

     "Payment Notice" shall mean the notice furnished to the Borrower at least at least ten (10) days before each Payment Date, indicating the amount of principal and/or interest due on the next ensuing Payment Date.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, or government, or any agency or political subdivision thereof.

     "Plan" shall mean any pension plan (including a multiemployer plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for or to which contributions are made for employees of the Borrower or any ERISA Affiliate.

     "Principal Subsidiary" shall mean any Subsidiary of the Borrower, other than Electric Lightwave, Inc., whose Consolidated Tangible Assets comprise in excess of 20% of the Consolidated Tangible Assets of the Borrower and its Consolidated Subsidiaries as of the date hereof or at any time hereafter. The term "Principal Subsidiary" shall not include any Non-Recourse Joint Venture.

     "Reimbursement   Obligation"  means  the  obligation  of  the  Borrower  to reimburse the issuer for amounts drawn under letters of credit.

     "Release" shall mean any spilling, emitting, discharging, depositing, escaping, leaching, dumping or other releasing, including the movement of any Specified Substance through the air, soil, surface water, groundwater or property, and when used as a verb has a like meaning.

     "S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

     "S&P Rating" shall mean, on any date of determination, (i) the debt rating most recently announced by S&P with respect to the long-term, senior, unsecured, non-credit enhanced Indebtedness of the Borrower or (ii) if (A) the Indebtedness of the Borrower under this Agreement shall be credit enhanced by any Person other than the Borrower and (B) both S&P and Moody's shall have assigned a debt rating to such Indebtedness, then such debt rating assigned by S&P.

     "Securitization Transaction" means (a) any transfer or pledge of accounts receivable or interests therein (i) to a trust, partnership, corporation or other entity (other than a Subsidiary), which transfer or pledge is funded by such entity in whole or in part by the issuance to one or more lenders or investors of indebtedness or other securities that are to receive payments principally from the cash flow derived from such accounts receivable or interests in accounts receivable, or (ii) directly to one or more investors or other purchasers (other than any Subsidiary), or (b) any transaction in which the Borrower or a Subsidiary incurs Indebtedness secured by Liens on accounts receivable. The "amount" of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction, net of any such accounts receivable that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on accounts receivable incurred pursuant to such Securitization Transaction.

     "Specified Substance" shall mean (i) any chemical, material or substance defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste" or "toxic substances" or words of similar import under any applicable Environmental Laws; (ii) any (A) oil, natural gas, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal fluid, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or (B) other materials or pollutants that, in the case of both (A) and (B), (1) pose a hazard to the property of the Borrower or any of its Subsidiaries or any part thereof or to persons on or about such property or to any other property that may be affected by the Release of such materials or pollutants from such property or any part thereof or to persons on or about such other property or (2) cause such property or such other property to be in violation of any Environmental Law; (iii) asbestos, urea formaldehyde foam insulation, toluene, polychlorinated biphenyls and any electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; and (iv) any sound, vibration, heat, radiation or other form of energy and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

     "Subordinated Capital Certificate" or "SCC" shall mean a non-interest bearing, amortizing subordinated certificate representing an investment in the Lender purchased, at par, by the Borrower in connection with the Loan equal to ten percent (10%) of each Advance, in the form as set forth in Exhibit B, attached hereto.

     "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association, or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled, or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references in this Agreement to "Subsidiaries" shall be construed as references to Subsidiaries of the Borrower.

     "Termination Date" shall mean October 24, 2002.

     "Total Indebtedness" shall mean, with respect to the Borrower and its Subsidiaries, at any date of determination and without duplication, all outstanding Indebtedness thereof on a Consolidated basis (other than Non-Recourse Joint Venture Indebtedness).

     "Utilities Assets" shall mean any assets of the Borrower or any Subsidiary thereof (including, without limitation, stock in any such Subsidiary) that are employed in the generation or production, transmission or distribution (as applicable) of electricity, natural gas, synthetic gas or water, or that are used to provide wastewater services.

     "Wholly-Owned" shall mean, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or other shares required by applicable law to be owned by a Person other than the Borrower).

     1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article 7, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower's audited financial statements referred to in Section 4.02.

     2. LOAN

     2.01 Loan. The Lender agrees to make the Loan to Borrower subject to all of the terms and conditions of this Agreement and the Other Agreements.

     2.02 Advances.

     (a) The Lender agrees to make, on the terms and conditions of this Agreement, Advances from time to time not to exceed the Commitment Amount. The minimum Advance Borrower may request and Lender shall be required to make hereunder shall be $25,000,000.00 except for the final Advance when a lesser amount may be requested if necessary to fund the total available amounts remaining under this Agreement. The obligation of the Borrower to repay the Advances shall be evidenced by the Note. The Lender's obligation to make Advances shall terminate on the earlier to occur of (i) the Termination Date or,
(ii) the date on which the total of all Advances made hereunder equals the Commitment Amount, regardless of any reductions, repayments or prepayments of principal. As of the Termination Date any remaining unborrowed funds may, at Lender's option and without notice to Borrower, be applied to reduce the outstanding Commitment Amount.

     (b) The parties hereto acknowledge and agree that Borrower has requested and, subject to the terms and conditions hereof, Lender will advance to Borrower at Closing, an initial Advance equal to the Commitment Amount.


     2.03 Payments and Interest Rate.

     (a) The Borrower shall pay on each Payment Date, without deduction or set off for any reason, by wire transfer in immediately available funds to Lender's account according to instructions provided by Lender, quarterly interest installments, in an amount reasonably determined by Lender as shown in the Payment Notice as the amount then due and owing hereunder. The total outstanding balance of principal, interest and all other amounts due and payable under the Note and this Agreement shall be due and payable on the Maturity Date. Required payments hereunder shall commence on December 31, 2001 and shall be made on each subsequent Payment Date until the Maturity Date or such earlier date as all amounts due hereunder and on account of the Note shall have been paid in full. At the Lender's option, all payments shall be applied first to late payment charges and any other fees, costs or charges then due and payable, then to interest accrued to the date of such payment, and then to the reduction of the principal balance outstanding. No provision of this Agreement or the Note shall require the payment, or permit the collection, of interest in excess of the highest rate permitted by applicable law.

     (b) Each Advance shall bear interest per annum at the Applicable Rate in effect on the particular Advance Date, from the date of the Advance until paid in full. Interest shall be computed on the basis of a 30-day month and 360-day year.

     (c) If the Borrower shall default in the payment of the principal of, or interest on, any Advance, or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration, or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the Applicable Rate plus two percent (2%).

     2.04 Prepayment. The Borrower shall have the right at any time and from time to time to prepay the Loan, in whole or in part, upon giving written notice (or telephone notice promptly confirmed by written notice) to the Lender before 11:00 A.M., Washington, D.C. time, one Business Day prior to prepayment. In the event the Borrower makes a prepayment, the Borrower shall pay the Make Whole Premium as computed by Lender. All prepayments shall be accompanied by payment of accrued and unpaid interest on the amount prepaid and late charges, if applicable, to the date of the prepayment. All prepayments shall be applied first to the Make Whole Premium and any fees and charges due hereunder, second to the payment of accrued and unpaid interest, and then to the unpaid balance of the principal amount of the Loan. Lender, in Lender's sole discretion, may apply any prepayment to any particular Advance or Advances in any order and amount.

     2.05 10% Subordinated Capital Certificates. At the time of each Advance, the Borrower shall purchase SCCs in the amount of ten percent (10%) of each Advance, which in the aggregate shall not exceed $20,000,000.00. The purchase price shall be deducted by Lender from the proceeds of each Advance without further notice to the Borrower. The Lender agrees to deliver the SCC certificates on or about the date on which the SCCs have been paid for in full. The SCCs shall bear no interest and shall amortize and mature in accordance with the terms in Exhibit B, attached hereto.


     3. RESERVED

     4. REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement, the Borrower represents and warrants to the Lender as of the date of this Agreement that:

     4.01 Organization; Powers; Governmental Approvals.

     (a) The Borrower and each Principal Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and
(iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect. The Borrower's execution, delivery and performance of this Agreement are within its corporate powers, have been duly authorized by all necessary action and do not violate or create a default under (A) law, (B) its constituent documents, or (C) any contractual provision binding upon it, except to the extent (in the case of violations or defaults described under clauses (A) or (C)) where such violation or default would not reasonably be expected to result in a Material Adverse Effect. This Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the rights of creditors generally and general principles of equity, including an implied covenant of good faith and fair dealing).

     (b) Except for (i) any Governmental Approvals required in connection with any Advances (such approvals being "Borrowing Approvals") and (ii) any Governmental Approvals the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect or affect the validity or enforceability of this Agreement, all Governmental Approvals required in connection with the execution and delivery by the Borrower of this Agreement and the performance by the Borrower of its obligations hereunder have been, and, prior to the time of any Advance, all Borrowing Approvals will be, duly obtained, are (or, in the case of Borrowing Approvals, will be) in full force and effect without having been amended or modified in any manner that may impair the ability of the Borrower to perform its obligations under this Agreement, and are not (or, in the case of Borrowing Approvals, will not be) the subject of any pending appeal, stay or other challenge.

     4.02 Financial Statements. The Borrower has furnished to the Lender, for itself and its Subsidiaries, its most recent filings with the Securities and Exchange Commission on Forms 10-K and 10-Q. Such Forms 10-K and 10-Q do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Each of the financial statements in such Forms 10-K and 10-Q has been, and each of the financial statements to be furnished pursuant to Section 6.02 will be, prepared in accordance with GAAP applied consistently with prior periods, except as therein noted, and fairly presents or, will fairly present, in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as of the date thereof and the results of the operations of the Borrower and its Subsidiaries for the period then ended.

     4.03 No Material Adverse Change. Since the date of the Borrower's most recent financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, furnished to the Lender pursuant to Section 4.02, there has been no material adverse change in, and there has occurred no event or condition which is likely to result in a material adverse change in, the financial condition, results of operations, business, assets or operations of the Borrower and the Subsidiaries taken as a whole (it being understood that none of the divestiture of Utilities Assets, the consummation or dissolution of a Joint Venture Transaction, the incurrence of Non-Recourse Joint Venture Indebtedness or the consummation of an Asset Exchange shall constitute such a material adverse change).

     4.04 Title to Properties; Possession Under Leases.

     (a) To the best of the Borrower's knowledge, each of the Borrower and the Principal Subsidiaries has good and marketable title to, or valid leasehold interests in, or other rights to use or occupy, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 7.04.

     (b) Each of the Borrower and the Principal Subsidiaries has complied with all obligations under all material Leases to which it is a party and all such Leases are in full force and effect, except where such failure to comply or maintain such Leases in full force and effect would not have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material Leases except where such failure would not have a Material Adverse Effect.

     4.05 Ownership of Subsidiaries. The Borrower owns, free and clear of any Lien (other than Liens expressly permitted by Section 7.04), all of the issued and outstanding shares of common stock of each of the Principal Subsidiaries.

     4.06  Litigation; Compliance with Laws.

     (a) There is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiaries or any material property of any thereof before any court or arbitrator or any governmental or administrative body, agency, or official which (i) challenges the validity of this Agreement or (ii) except as disclosed in the Borrower's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 or the Borrower's Quarterly Reports on Form 10-Q for the periods ending March 31, 2001 and June 30, 2001, may reasonably be expected to have a Material Adverse Effect.

     (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule, or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

     (c) Except as set forth in or contemplated by the financial statements or other reports referred to in Section 4.02 hereof and which have been delivered to the Lender on or prior to the date hereof, (i) the Borrower and each of its Subsidiaries have complied with all Environmental Laws, except to the extent that failure to so comply is not reasonably likely to have a Material Adverse Effect, (ii) neither the Borrower nor any of its Subsidiaries has failed to obtain, maintain or comply with any permit, license or other approval under any Environmental Law, except where such failure is not reasonably likely to have a Material Adverse Effect, (iii) neither the Borrower nor any of its Subsidiaries has received notice of any failure to comply with any Environmental Law or become subject to any liability under any Environmental Law, except where such failure or liability is not reasonably likely to have a Material Adverse Effect,
(iv) no facilities of the Borrower or any of its Subsidiaries are used to manage any Specified Substance in violation of any law, except to the extent that such violations, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, and (v) the Borrower is aware of no events, conditions or circumstances involving any Release of a Specified Substance that is reasonably likely to have a Material Adverse Effect.

     4.07  Agreements.

     (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted, or could reasonably be anticipated to result, in a Material Adverse Effect.

     (b) Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

     4.08 Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally, or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the margin regulations of the Board of Governors of the Federal Reserve System.

     4.09 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     4.10 Use of Proceeds. The Borrower will use the proceeds of the Loan only for general corporate purposes, including working capital, liquidity, the purchase of SCCs and other corporate purposes, as well as one or more Joint Venture Transactions, acquisitions or Asset Exchanges.

     4.11 Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books adequate reserves and (ii) where such failure to file or pay would not reasonably be expected to result in a Material Adverse Affect.

     4.12 No Material Misstatements. No statement, information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or included herein or delivered pursuant hereto contained, contains, or will contain any material misstatement of fact or intentionally omitted, omits, or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are, or will be made, not misleading.

     4.13 Employee Benefit Plans.

     (a) Each Plan is in compliance with ERISA, except for such noncompliance that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

     (b) No Plan has an accumulated or waived funding deficiency within the meaning of Section 412 or Section 418B of the Code, except for any such deficiency that has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

     (c) No proceedings have been instituted to terminate any Plan, except for such proceedings where the termination of a Plan has not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

     (d) Neither the Borrower nor any Subsidiary or ERISA Affiliate has incurred any liability to or on account of a Plan under ERISA (other than obligations to make contributions in accordance with such Plan), and no condition exists which presents a material risk to the Borrower or any Subsidiary of incurring such a liability, except for such liabilities that have not resulted, and could not reasonably be anticipated to result, in a Material Adverse Effect.

     4.14  Insurance.  Each  of the  Borrower  and  the  Principal  Subsidiaries
maintains insurance with financially sound and reputable insurers, or self-insurance, with respect to its properties and business against loss or damage of the kind customarily insured against by reputable companies in the same or similar business and of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances.

     5. CONDITIONS OF LENDING

     5.01 Initial Advance. The Lender shall have no obligation to make the initial Advance to the Borrower hereunder unless, as of the date of the initial Advance, each of the following conditions precedent shall be met to the reasonable satisfaction of Lender as provided below:

     (a) All legal matters incident to the consummation of the transactions hereby contemplated shall be reasonably satisfactory to counsel for the Lender and to such local counsel as counsel for the Lender may retain.

     (b) There shall have been delivered to the Lender, fully completed and duly executed (when applicable), the following, satisfactory to the Lender and its counsel:

     (i) This Agreement and the Note;

     (ii) (A) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State;
(B) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Effective Date and certifying (i) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the date hereof, and at all times since a date prior to the date of the resolutions described in clause (ii) below, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded, or amended and are in full force and effect, (iii) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above, and (iv) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Borrower; (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (B) above; and (D) such other documents as the Lender may reasonably request;

     (iii)  a  favorable  written  opinion  from  Borrower's   general  counsel,
addressed to Lender, dated as of even date herewith, addressing such legal matters as the Lender or its counsel shall reasonably require.

     (iv) satisfactory evidence that the Applicable Rating Level is Investment Grade or higher.

     (v) true and correct copies of all certificates, authorizations and consents, evidencing all Government Approvals, necessary for the execution, delivery or performance by the Borrower of this Agreement and the Note.

     (vi) payment in full of the Borrower's payment obligations to Lender under that certain Competitive Advance and Revolving Credit Facility Agreement dated October 27, 2000 between Borrower and The Chase Manhattan Bank as Administrative Agent for certain Lenders (the "Chase Credit Facility") and the complete release of Lender from its obligations under the Chase Credit Facility.

     5.02 Each Advance.

     (a) At Closing and at the date of each Advance hereunder, all covenants, representations and warranties set forth in this Agreement shall be true and correct on and as of each Advance date with the same effect as though such covenants, representations and warranties had been made on and as of such date.

     (b) The Borrower shall be in compliance with all of the terms and provisions set forth herein on its part to be observed or performed, and at the time of, and immediately after such Advance no Event of Default shall have occurred and be continuing.

     (c) There shall have occurred no Material Adverse Effect and nothing shall have occurred which in the opinion of the Lender materially and adversely affects the Borrower's ability to meet its obligations hereunder.

     (d) The Applicable Rating Level shall be Investment Grade or higher.

     (e) Lender shall have received a written request for an Advance from Borrower in a form agreed upon by Lender and Borrower.

     (f) Each Advance shall be deemed to constitute a representation and warranty by the Borrower on the date of such Advance as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section 5.02.


     6. AFFIRMATIVE COVENANTS

     Borrower covenants and agrees with the Lender that, until all of the Obligations have been paid in full:

     6.01 Membership. Borrower will remain, or an affiliate thereof will remain, a member in good standing, or otherwise an eligible borrower, of the Lender.

     6.02 Financial Statements and Other Information. In the case of the Borrower, furnish to the Lender:

     (a) as soon as available and in any event within 110 days after the end of each fiscal year, Consolidated balance sheets and the related statements of income and cash flows of the Borrower and its Subsidiaries (the Borrower and its Subsidiaries being collectively referred to as the "Companies") as of the close of such fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower's Annual Report on Form 10-K (or any successor form) for such year), all audited by KPMG Peat Marwick or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants to the effect that such Consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Companies on a Consolidated basis in accordance with GAAP consistently applied;

     (b) within 65 days after the end of each of the first three fiscal quarters of each fiscal year, Consolidated balance sheets and related statements of income and cash flows of the Companies as of the close of such fiscal quarter and the then elapsed portion of the fiscal year (which requirement shall be deemed satisfied by the delivery of the Borrower's Quarterly Report on Form 10-Q (or any successor form) for such quarter), each certified by a Financial Officer as fairly presenting the financial condition and results of operations of the Companies on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

     (c) promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's public shareholders, and copies of all registration statements (other than those on Form S-8) and Form 8-K's (to the extent that such Form 8-K's disclose actual or potential adverse developments with respect to the Borrower or any of its Subsidiaries that constitute, or could reasonably be anticipated to constitute, a Material Adverse Effect) filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange;

     (d) prompt notice of any reduction in the credit rating given to the Borrower by S&P or Moody's;

     (e) promptly after (i) the occurrence thereof, notice of any ERISA Termination Event or "prohibited transaction", as such term is defined in
Section 4975 of the Code, with respect to any Plan that results, or could reasonably be anticipated to result, in a Material Adverse Effect, which notice shall specify the nature thereof and the Borrower's proposed response thereto, and (ii) actual knowledge thereof, copies of any notice of PBGC's intention to terminate or to have a trustee appointed to administer any Plan; and

     (f) promptly, from time to time, such other information, regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Lender may reasonably request.

     6.03 Financial Ratios.

     For  any  quarter  during  which  the  Applicable  Rating  Level  is  below
Investment  Grade the Borrower  shall maintain the following  minimum  Financial
Ratios:

     (a) an Interest Coverage Ratio of 2.00:1 or greater; and

     (b) a Leverage Ratio of 6.00:1 or lower.

     6.04 Annual Certificate. Within 120 days after the close of each calendar year, commencing with the year in which the initial Advance hereunder shall have been made, Borrower will deliver to the Lender a written statement signed by the Financial Officer or similar presiding officer stating that to the best of said person's knowledge, the Borrower has fulfilled all of its Obligations under this Agreement, and the Note, throughout such year or, if there has been a default in the fulfillment of any such Obligations, specifying each such default known to said person and the nature and status thereof.

     6.05 Insurance. The Borrower will at all times at its own expense maintain, with a financially sound and reputable insurer, property and casualty insurance with respect to its properties and business against such casualties and contingencies of such types and in such amounts as the Borrower reasonably determines is customary in the case of any entity of established reputation engaged in the same or a similar business and owning similar properties.

     6.06 Existence; Businesses and Properties.

     (a) Preserve and maintain, cause each of the Principal Subsidiaries to preserve and maintain, and cause each other Subsidiary to preserve and maintain (where the failure by any such other Subsidiary to so preserve and maintain would likely result in a Material Adverse Effect), its corporate existence, rights and franchises, except in connection with a Joint Venture Transaction or an Asset Exchange, provided, however, that the corporate existence of any Principal Subsidiary may be terminated if such termination is not disadvantageous to the Lender;

     (b) continue to own all of the outstanding shares of common stock and membership interests of each Principal Subsidiary, except in connection with a Joint Venture Transaction or an Asset Exchange;

     (c) comply, and cause each of the Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, including, without limitation, all Environmental Laws;

     (d) pay, and cause each of the Subsidiaries to pay, before any such amounts become delinquent, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including without limitation, claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being disputed in good faith, and the Borrower has maintained adequate reserves with respect thereto, in each case where the failure to so pay would be reasonably expected to cause a Material Adverse Effect;

     (e) keep, and cause each of the Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all financial and business transactions of the Borrower and such Subsidiary in all material respects; and

     (f) continue to carry on, and cause each Principal Subsidiary to continue to carry on, substantially the same type of business as the Borrower or such Principal Subsidiary conducted as of the date hereof and business reasonably related thereto, except for changes in such business that result from the sale of Utilities Assets, a Joint Venture Transaction or an Asset Exchange;

provided, however, that the foregoing shall not limit the right of the Borrower or any of its Subsidiaries to engage in any transaction not otherwise prohibited by Section 7.03, 7.05 or 7.06.

     7. NEGATIVE COVENANTS.

     7.01 Notice. Borrower will not, without giving 30 days prior written notice to the Lender change its state of incorporation, chief place of business or name.

     7.02 Dividends and Other Cash Distributions. The Borrower shall not, at any time enter into or permit any Principal Subsidiary to enter into, any contract or agreement (other than with a governmental regulatory authority having jurisdiction over the Borrower or such Principal Subsidiary) restricting the ability of such Principal Subsidiary to pay dividends or make distributions to the Borrower in any manner that would materially impair the ability of the Borrower to meet its present and future obligations hereunder.

     7.03 Sale of Assets. Except in connection with a Joint Venture Transaction or an Asset Exchange, the Borrower shall not permit any Principal Subsidiary to sell, assign, or otherwise dispose of telecommunications assets (whether in one transaction or a series of transactions), if the net, after-tax proceeds thereof are used by the Borrower or any Subsidiary to prepay (other than a mandatory prepayment in accordance with the terms of the applicable governing documents, including pursuant to any put provision) Indebtedness incurred after the date hereof which Indebtedness has a maturity later than the October 24, 2006 (other than bridge or other financings incurred in connection with an asset purchase or sale, including acquisition indebtedness or indebtedness of an acquired entity).

     7.04 Liens; Restrictions on Sales Receivables. The Borrower shall not create, incur, assume, or suffer to exist, or permit any of the Principal Subsidiaries to create, incur, assume, or suffer to exist, any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness of the Borrower or any such Principal Subsidiary, or sell or assign any accounts receivable (other than in the ordinary course of business substantially in accordance with the Borrower's past practice), other than: (a) Liens incurred or deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-of-money bonds and other similar obligations (exclusive of obligations of the payment of borrowed money); (b) Liens created under or in connection with the First Mortgage Bond Indentures or any other indentures governing the issuance of mortgage bonds by the Borrower; (c) pledges or deposits to secure the utility obligations of the Borrower incurred in the ordinary course of business; (d) Liens upon or in property now owned or hereafter acquired to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any property, provided that such Indebtedness shall not exceed the fair market value of the property being acquired, constructed or improved; (e) Liens on the assets of any Principal Subsidiary to secure the repayment of project financing for such Principal Subsidiary; (f) Liens on the assets of any Person merged or consolidated with or into (in accordance with Section 7.06) the Borrower or any Principal Subsidiary that were in effect at the time of such merger or consolidation; (g) Liens securing Indebtedness of the Borrower or of any Principal Subsidiary to the Rural Electrification Administration, the Rural Utilities Service, the Rural Telephone Bank or the Rural Telephone Finance Cooperative (or any successor to any such agency); (h) Liens for taxes, assessments and governmental charges or levies, which are not yet due or which are being contested in good faith by appropriate proceedings; (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's, suppliers or other like Liens arising in the ordinary course of business relating to obligations not overdue for a period of more than 60 days or which are bonded or being contested in good faith by appropriate proceedings; (j) pledges or deposits in connection with workers' compensation laws or similar legislation or to secure public or statutory obligations; (k) Liens incurred on deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (l) easements, rights of way, restrictions and other encumbrances incurred which, in the aggregate, do not materially interfere with the ordinary conduct of business; (m) restrictions by governmental authorities on the operations, business or assets of the Borrower or its subsidiaries that are customary in the Borrower's and its Subsidiaries' businesses; and (n) sales of accounts receivable pursuant to, and Liens existing or deemed to exist in connection with, any Securitization Transactions, provided the aggregate amount of all such Securitization Transactions shall not at any time exceed the greater of (i) 10% of Consolidated Net Worth of the Borrower and
(ii) $150,000,000; provided, however, that the Borrower or any Principal Subsidiary may create, incur, assume or suffer to exist other Liens (in addition to Liens excepted by the foregoing clauses (a) through (m)) on its assets so long as the assets subject to such Liens plus the amount of any outstanding
Securitization Transactions permitted by the foregoing clause (n) do not represent in the aggregate more than 20% of the Borrower's Consolidated Tangible Assets.

     7.05 Ownership of the Principal Subsidiaries. The Borrower shall not sell, assign, pledge, or otherwise transfer or dispose of any shares of common stock, voting stock, or stock convertible into voting or common stock of any Principal Subsidiary, except (a) to another Subsidiary, (b) to the extent the assets of such Principal Subsidiary consist entirely of Utilities Assets at the time such transaction is consummated, (c) in connection with a Joint Venture Transaction, and (d) in connection with an Asset Exchange.

     7.06 Mergers. The Borrower shall not merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), except for Utilities Assets or in connection with an Asset Exchange, to any Person, or permit any Principal Subsidiary to do so, except that any Subsidiary may merge into or, subject to Section 7.03, transfer assets to the Borrower or any other Subsidiary and the Borrower may merge with any Person; provided that, immediately thereafter and giving effect thereto, no event shall occur or be continuing which constitutes an Event of Default or a Default and, in the case of any such merger to which the Borrower is a party, either the Borrower is the surviving corporation or the surviving entity (if not the Borrower) has a consolidated net worth (as determined in accordance with
GAAP) immediately subsequent to such merger at least equal to the Consolidated Net Worth of the Borrower immediately prior to such merger and expressly assumes the obligations of the Borrower hereunder; provided, however, that, notwithstanding the foregoing, the Borrower and any of the Principal Subsidiaries may sell assets in the ordinary course of its business and may sell or otherwise dispose of worn out or obsolete equipment on a basis consistent with good business practices.

     7.07 Transactions with Affiliates. Except in connection with a Joint Venture Transaction or an Asset Exchange, the Borrower shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties,
(ii) as otherwise may be required by any Governmental Authority, or (iii) so long as such transactions are not materially disadvantageous to the Borrower.

     7.08 Net Worth. The Borrower shall not allow its Consolidated Net Worth to fall below $1,500,000,000.00.

     7.09 Minimum Access Lines. Permit, as a direct result of any sale, exchange, transfer or other disposition of Access Lines, the total Access Lines owned by the Borrower and its Subsidiaries (other than any Joint Venture) as of the end of any fiscal quarter of the Borrower to be less than 2,500,000.


     8. EVENTS OF DEFAULT

     The occurrence of any one or more of the following events shall constitute an "Event of Default":

     (a) Any representation or warranty made herein, in any of the Other Agreements or in any statement, report, certificate, opinion, financial statement or other document furnished or to be furnished in connection with this Agreement or the Other Agreements shall prove to have been false or misleading in any material respect when so made or furnished.

     (b) Failure of Borrower to make any of the payment Obligations, or any portion thereof, including, without limitation, payment of any sum of principal or interest due the Lender under this Agreement or any of the Other Agreements, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days.

     (c) Failure of Borrower to observe or perform any warranty, covenant or, condition to be observed or performed by Borrower under this Agreement or any of the Other Agreements and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) the Borrower obtaining knowledge thereof and (ii) the date that written notice thereof shall have been given to the Borrower by the Lender.

     (d) The Borrower or any Principal Subsidiary shall default in the due observance or performance of any covenant, condition or agreement contained in
Section 4.10, Section 6.06 (f) or Article 7.

     (e) An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Principal Subsidiary, or of a substantial part of the property or assets of the Borrower or a Principal Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any Principal Subsidiary or for a substantial part of the property or assets of the Borrower or a Principal Subsidiary, or (iii) the winding-up or liquidation of the Borrower or any Principal Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (g) The Borrower or any Principal Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership, or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any Principal Subsidiary or for a substantial part of the property or assets of the Borrower or any Principal Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability, or fail generally to pay its debts as they become due, or (vii) take any action for the purpose of effecting any of the foregoing;

     (h) The Borrower or any Principal Subsidiary, as the case may be, fails to pay when due, or within any grace period applicable thereto by the terms thereof, any other Indebtedness of the Borrower or any Principal Subsidiary aggregating $50,000,000 or more;

     (i) The Borrower or any Principal Subsidiary shall fail to observe or perform any covenant or agreement contained in any single agreement or instrument relating to any Indebtedness in excess of (i) $75,000,000 in the aggregate, with respect to any Indebtedness issued on a tax-exempt basis, and
(ii) $50,000,000 in the aggregate, with respect to all other Indebtedness, in each case within any applicable grace period, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled required prepayment, pursuant to any put right (or similar right) of the holder thereof, or by the exercise by the Borrower or such Principal Subsidiary of its right to make a voluntary prepayment) in whole or in part prior to its stated maturity;

     (j) A judgment or order for the payment of money in excess of $50,000,000 and having a Material Adverse Effect shall be rendered against the Borrower or any of the Subsidiaries and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 30 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement, or otherwise);

     (k) A Plan shall fail to maintain the minimum funding standard  required by
Section 412(a) of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d), or a Plan is or shall have been terminated or the subject of termination proceedings under ERISA, or the Borrower or an ERISA Affiliate has incurred a liability to or on account of a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA, and there shall result from any such event or events a Material Adverse Effect; and

     (l) There shall have occurred a Change in Control without the written consent of Lender.


     9. RIGHTS AND REMEDIES

     9.01 Rights and Remedies of the Lender. Upon the occurrence of an Event of Default, the Lender may, subject to compliance, if required, with the rules and regulations of any Government Authority having jurisdiction, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to all rights and remedies available to the Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:

     (a) Declare all unpaid principal outstanding on the Note, all accrued and unpaid interest thereon, and all other Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

     (b) Institute any proceeding or proceedings to enforce the Obligations owed to, or any Liens in favor of the Lender.

     (c) Pursue any other rights and remedies available to the Lender at law or in equity.

     9.02 Cumulative Nature of Remedies. Nothing herein shall limit the right of the Lender to pursue all rights and remedies available to a creditor following the occurrence of an Event of Default. Each right, power and remedy of the Lender in this Agreement and/or the Other Agreements shall be cumulative and concurrent, and recourse to one or more rights or remedies shall not constitute a waiver of any other right, power or remedy.

     9.03 Costs and Expenses. Borrower agrees to pay and to be liable for any and all reasonable expenses, including attorney's fees, settlements and court costs, incurred by the Lender in exercising or enforcing any of its rights hereunder or under the Other Agreements together with interest thereon.

     9.04 Lender's Setoff. The Lender shall have the right, in addition to all other rights and remedies available to it, to setoff and to recover against any or all of the Obligations due to Lender, any monies now and hereafter owing to Borrower by the Lender. Borrower waives all rights of setoff, deduction, recoupment or counterclaim.

     10. MISCELLANEOUS

     10.01 Performance for Borrower. Upon the occurrence and continuance of an Event of Default, Borrower agrees and hereby authorizes that the Lender may, in its sole discretion, but the Lender shall not be obligated to, advance funds on behalf of Borrower without prior notice to Borrower, in order to insure Borrower's compliance with any material covenant, warranty, representation or agreement of Borrower made in or pursuant to this Agreement or any of the Other Agreements, to preserve or protect any right or interest of the Lender under or pursuant to this Agreement or any of the Other Agreements; provided, however, that the making of any such advance by the Lender shall not constitute a waiver by the Lender of any Event of Default with respect to which such advance is made nor relieve Borrower of any such Event or Default. Borrower shall pay to the Lender upon demand all such advances made by the Lender with interest thereon at the rate and determined in the manner provided in the Note.

     10.02 Reserved. Expenses; Indemnity.

     (a) The Borrower agrees to pay all out-of-pocket expenses (including reasonable fees and disbursements of counsel) incurred by the Lender in connection with any amendments, modifications or waivers of the provisions hereof or thereof or incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement.

     (b) The  Borrower  agrees  to  indemnify  the  Lender  and  each  of  their respective directors, officers, employees, Affiliates and agents (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, (i) the use of the proceeds of the Loan or (ii) any claim, litigation, investigation, or proceeding relating to this Agreement, the use of such proceeds or the transactions contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The Lender shall notify the Borrower promptly after it determines that it will make a claim for indemnification under this Section 10.02(b). The Borrower shall have the right to elect to control the defense of the litigation, investigation, or proceeding giving rise to such claim (collectively, for purposes of this Section 10.02(b), the "Litigation") and shall inform the Lender of its intention to do so within 15 days after receipt of the Lender's claim for indemnification. In the event the Borrower elects to control the defense of the Litigation, (i) the Lender shall be entitled to participate in the defense of the Litigation with counsel satisfactory to the Borrower, in the exercise of its reasonable judgment; provided, however, that any such participation in such defense shall be conducted by the Lender and at the Lender's expense (subject to Borrower's indemnity obligations under this paragraph) and in a manner considered by the Borrower to be satisfactory and effective to protect against such claim without causing damage to the conduct of, or affecting the Borrower's control of, the defense of the Litigation; and (ii) the Lender shall inform the Borrower of its intention to participate in the defense of the Litigation within 15 days after receipt of notice thereof from the Borrower. In the event the Borrower does not elect to control the defense of the Litigation pursuant to this Section 10.02(b), the Lender shall control the defense of the Litigation, and (i) the Borrower shall be entitled to participate in the defense of the Litigation with counsel satisfactory to the Lender, in the exercise of its reasonable judgment; provided, however, that any such participation in such defense shall be conducted by the Borrower and at the Borrower's expense and in a manner considered by the Lender to be satisfactory and effective to protect against such claim without causing damage to the conduct of, or affecting the Lender's control of, the defense of the Litigation; and (ii) the Borrower shall inform the Lender of its intention to participate in the defense of the Litigation within 20 days after receipt of notice thereof from the Borrower. Notwithstanding the foregoing, if the Borrower shall elect to defend the Litigation and, during the course of such defense by the Borrower, the Lender determines in good faith that (x) there exists a material conflict of interest between the Lender and the Borrower as a result of Borrower's control of the Litigation, or (z) the Borrower's control of the Litigation would otherwise materially prejudice Lender's rights in any such Litigation, then the Lender may, upon 10 days' written notice to the Borrower of such determination, elect to control the defense of the Litigation at the Lender's expense (subject to Borrower's indemnity obligations under this paragraph) with counsel satisfactory to the Borrower, provided that the Borrower shall be able to participate in the defense of the Litigation in accordance with sub-part (i) of the immediately preceding sentence. In the event of such election by the Lender, the Borrower shall reasonably cooperate in the transition of defense of the Litigation to the Lender.

     (c) The provisions of this Section 10.02 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of Lender. All amounts due under this Section 10.02 shall be payable on written demand therefor.

     10.03 Waivers by Borrower. Borrower hereby waives, to the extent the same may be waived under applicable law: presentment, demand for payment, protest and notice of non-payment and all exemptions. Borrower agrees that the Lender may exercise any or all of its rights and/or remedies hereunder and under the Other Agreements.

     10.04 Waivers by the Lender. Neither any failure nor any delay on the part of the Lender in exercising any right, power or remedy hereunder or under any of the Other Agreements shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     10.05 Lender's Records. Every statement of account or reconciliation rendered by the Lender to Borrower with respect to any of the Obligations shall be presumed conclusively to be correct and shall constitute an account stated between the Lender and Borrower unless, within ten (10) Business Days after such statement or reconciliation shall have been mailed, postage prepaid, to Borrower, the Lender shall receive written notice of specific objection thereto.

     10.06 Modifications. No modification or waiver of any provision of this Agreement, the Note or any of the Other Agreements, and no consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     10.07 Notices. All notices, requests and other communications provided for herein including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement shall be given or made in writing (including, without limitation, by telecopy) and delivered to the intended recipient at the "Address for Notices" specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given (a) upon receipt when delivered personally, or by overnight courier, or (ii) in the case of a telecopied or mailed notice, upon receipt, in each case given or addressed as provided for herein. The Address for Notices of the respective parties are as follows:


                           Lender's Address:

                           Rural Telephone Finance Cooperative
                           Woodland Park
                           2201 Cooperative Way
                           Attn: General Counsel
                           Herndon, Virginia 22071-3025
                           Telecopy:  703-709-6776


                           Borrower's Address:
                           Citizens Communications Company
                           3 High Ridge Park
                           Stamford, Connecticut 06905
                           Attn: Treasurer
                           Telecopy:  203-614-5711



     10.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

     (a) THE PERFORMANCE AND CONSTRUCTION OF THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

     (b) BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES COURTS LOCATED IN VIRGINIA AND OF ANY STATE COURT SO LOCATED FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE ESTABLISHING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.09 Holiday Payments. If any payment to be made by the Borrower hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

     10.10 Consent to Patronage Capital Distributions. Borrower will receive a share of Lender's net margins in the form of patronage capital refunds, as determined from time to time by Lender's Board of Directors. Patronage Capital will be allocated annually to Borrower based on the percentage that the Borrower's interest payments hereunder contributed to Lender's gross margins. Borrower hereby agrees that the amount of any distributions with respect to Borrower's patronage which are made in written notices of allocation (as defined in Section 1388 of the Internal Revenue Code of 1986, as amended ("Code") including any other comparable successor provision) and which are received from Lender will be taken into account by Borrower at their stated dollar amounts in the manner provided in Section 1385(a) of the Code in the taxable year in which such written notices of allocation are received.

     10.11 Right to Inspect. Except for information designated by the Borrower as confidential, the Lender, through its representatives, shall during reasonable business hours have access to, and the right to inspect and make copies of books, records, accounts documents and papers belonging to or in possession of the Borrower and its Subsidiaries and pertaining to the Borrower's and its Subsidiaries' property or business.

     10.12 Survival; Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the Other Agreements shall survive Closing and the execution and delivery to the Lender of the Note, and shall continue in full force and effect until all of the Obligations have been paid in full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, agreements, representations and warranties by or on behalf of Borrower which are contained in this Agreement and the Other Agreements shall inure to the benefit of the successors and assigns of the Lender.

     10.13 Assignment. The Lender may assign its rights and obligations under this Agreement and the Other Agreements to the National Cooperative Services Corporation without the consent of the Borrower; provided, however, that no such assignment shall result in terms or conditions less favorable to Borrower. Except as otherwise set forth in the immediately preceding sentence, each of the parties hereto may not assign any of its rights and obligations under this Agreement or the Other Agreements without the prior written consent of the other party.

     10.14 Severability. If any term, provision or condition, or any part thereof, of this Agreement or any of the Other Agreements shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement, the Note, and the Other Agreements shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

     10.15 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counter-parts shall together constitute one and the same instrument.

     10.16 Headings/Use of Terms. The headings and sub-headings contained in this Agreement are intended to be used for convenience only and do not constitute part of this Agreement. The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa.

     10.17 Further Assurances. The Borrower will, upon demand of the Lender, make, execute, acknowledge and deliver all such further and supplemental indentures of mortgage, deeds of trust, mortgages, financing statements, continuation statements, security agreements and/or any other instruments and conveyances as may be reasonably requested by the Lender to effectuate the intention of this Agreement and to provide for the securing and payment of the principal of and interest on the Note according to the terms thereof.

     10.18 Lender's Approval. Wherever prior written approval of Lender is required under the terms and conditions of this Agreement, Lender hereby agrees to not unreasonably withhold said approval.

     10.19 Merger and Integration. This Agreement and the attached exhibits and matters incorporated by reference contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein, shall be valid or binding.

     10.20 Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

     10.21 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken, or reserved by Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received, or reserved by Lender in accordance with applicable law, the rate of interest payable to Lender, together with all Charges payable to Lender, shall be limited to the Maximum Rate.

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement under seal as of the date first above written.

                                  BORROWER:
                                  CITIZENS COMMUNICATIONS COMPANY

                                  By: ________________________________________

                                  Name: ______________________________________

                                  Title: _____________________________________

                                  LENDER:
                                  RURAL TELEPHONE FINANCE COOPERATIVE


                                  By: ________________________________________

                                  Name: ______________________________________
                                  Title: Assistant Secretary-Treasurer

                                    EXHIBIT A

                               EQUIVALENT RATINGS
                                  Indebtedness


            Moody's Rating      S&P Rating       Lehman Rating*
            ---------------------------------------------------


                Aaa                  AAA                 AA

                Aa1                  AA+                 AA
                Aa2                  AA                  AA
                Aa3                  AA-                 AA

                Baa1                 BBB+                BBB
                Baa2                 BBB                 BBB
                Baa3**               BBB-**              BBB

                Ba1                  BB+                 BB***
                Ba2                  BB                  BB
                Ba3                  BB-                 BB

                B1                   B+                  B
                B2                   B                   B
                B3 and lower         B- and lower        B


* This is periodically published in Secondary Market Bullet Bid Side Spreads in the Lehman Brothers Global Fixed-Income Market Data publication. The ten (10) year current spread for "Utilities" at the appropriate rating shall be used.

** This is the lowest "Investment Grade" rating level.

*** At and below this level the "Utilities" sector does not have a specific current spread. The "High Yield 10" current spread shall be used.

                                   EXHIBIT B



                       RURAL TELEPHONE FINANCE COOPERATIVE

                        SUBORDINATED CAPITAL CERTIFICATE

Date of Issuance:
No.:
Amount:

Rural Telephone Finance Cooperative, a corporation organized under and by virtue of the South Dakota Cooperative Association Act (herein called the "Corporation"), for value received, hereby promises to pay pursuant to the Corporation's policies of general application in effect from time to time to:

                        CITIZENS COMMUNICATIONS COMPANY

(the "Payee") the sum of __________________ . Repayments of the principal amount hereof shall be made without interest on the first day of March as described herein (a "Payment Date") and shall be in an amount equal to the difference between the outstanding balance of this Subordinated Capital Certificate (the "Certificate") on the 31st day of December (the "Computation Date") preceding a Payment Date and ten percent (10%) of the outstanding principal balance of the Payee's corresponding loan on said Computation Date. The initial computation of the repayment of the principal amount hereunder shall be made on the first Computation Date occurring one year after both of the following conditions have been met: (a) this Certificate has been paid for in full, and (b) the Payee's corresponding loan has been fully advanced; provided, however, if the Payee's corresponding loan has been partially advanced, and the balance of such loan is rescinded, then the initial computation of the repayment amount hereunder shall be made on the first Computation Date following the date on which such balance of the Payee's loan has been rescinded. The initial payment hereunder shall be made on the first Payment Date next following the initial Computation Date. Subsequent computations of the repayment amount and payments hereunder shall be made at one-year intervals on a respective Computation or Payment Date. Notwithstanding the above, this Certificate shall be fully repaid within 60 days following the date on which the Payee's corresponding loan has matured and has been paid in full. In the event the Payee's corresponding loan is fully prepaid prior to its maturity date (the calendar year in which such prepayment is made being called the "Prepayment Year"), this Certificate shall be fully repaid on the following March 1st. Payment of the principal of this Certificate will be made at the office of the Corporation maintained for that purpose in Herndon, Virginia or such other location as the Corporation may designate. All payments made hereunder shall be paid to the Payee.

Prepayment. By its acceptance hereof, the holder hereof agrees that the Corporation may at any time or from time to time, on not less than 60 days' written notice to the holder hereof, prepay all or any part hereof; prepayment may be made without penalty or premium.

Subordination to Senior Indebtedness. This Certificate, and the payment of principal hereof, shall, to the extent and in the manner hereinafter set forth, be subordinate and subject in right of payment to the prior payment in full of Senior Indebtedness as defined herein; and, by acceptance hereof, the holder hereof agrees, expressly for the benefit of present and future holders of Senior Indebtedness, to be bound by the provisions of this paragraph. The term "Senior Indebtedness" shall mean (a) all indebtedness heretofore or hereafter incurred by the Corporation for money borrowed unless by its terms it is provided that such indebtedness is not Senior Indebtedness, (b) all other indebtedness hereafter incurred by the Corporation which by its terms provides that such indebtedness is Senior Indebtedness, (c) all guaranties, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire or service, indebtedness, or obligations of others, and (d) any amendments, modifications, deferrals, renewals or extensions of any such Senior Indebtedness, or debentures, notes or evidences of indebtedness heretofore or hereafter issued in evidence of or exchange for such Senior Indebtedness. No payment on account of this Certificate shall be made unless full payment of amounts then due for principal of or premium, if any, sinking funds and interest on Senior Indebtedness has been made or fully provided for in money or money's worth. No payment on account of this Certificate shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal or mandatory prepayments of or premium, if any, sinking funds or interest on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, mandatory prepayments, sinking funds or interest) with respect to any Senior Indebtedness as defined herein or in the instrument under which the same is outstanding permitting the holders thereof (or of the indebtedness secured thereby) to accelerate the maturity thereof (or of the indebtedness secured thereby), and such event of default shall not have been cured or waived or shall not have ceased to exist. Upon (i) any acceleration of the principal amount due on this Certificate or (ii) any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Corporation, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of and premium, if any, and interest due or to become due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth, before any payment is made on account of the principal of the indebtedness evidenced by this Certificate, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this paragraph with respect to this Certificate, to the payment in full of all Senior Indebtedness, provided the rights of the holders of Senior Indebtedness are not altered by such reorganization or readjustment) to which the holder hereof would be entitled, except for the provisions hereof, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holder hereof if received by it, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness. In the event that any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities, not permitted by the foregoing shall be received by the holder hereof before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued or under which such instruments are issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness. The provisions of this paragraph are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the holder hereof on the other hand, and nothing herein shall impair, as between the Corporation and the holder hereof, the obligation of the Corporation, which is unconditional and absolute, to pay to the holder hereof the principal hereof in accordance with the terms hereof, nor shall anything herein prevent the holder hereof from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, all subject to the rights, if any, under this paragraph of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holder hereof. Each holder hereof by his acceptance hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of this Certificate, to acquire and/or continue to hold such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and/or continuing to hold such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holder hereof shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation applicable to the Senior Indebtedness until this Certificate shall be paid in full, and no such payments or distributions to the holders of Senior Indebtedness shall, as between the Corporation, its creditors other than the holders of Senior Indebtedness and the holder hereof, be deemed to be a payment by the Corporation to or on account of this Certificate. Upon any payment or distribution of assets of the Corporation referred to in this paragraph, the holder hereof shall be entitled to rely upon a certificate of the liquidating trustee or agent or other person making any distribution to the holder hereof for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this paragraph. The holder hereof, by its acceptance hereof, authorizes and directs the Corporation in its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this paragraph and appoints the Corporation its attorney in fact for any and all such purposes.

Events of Default. If any of the following events of default shall occur and shall not have been remedied:

     A. default in the payment of two successive installments of principal hereof on the dates on which said principal shall be due and payable;

     B. the Corporation shall (1) apply for or consent to the appointment of a receiver, trustee or liquidator of the Corporation or of all or a substantial part of the assets of the Corporation, (2) be unable, or admit in writing its inability, to pay its debts as they mature, (3) make a general assignment for the benefit of creditors, (4) be adjudicated as bankrupt or insolvent or (5) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against the Corporation in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by the Corporation for the purpose of effecting any of the foregoing; or

     C. an order, judgment or decree shall be entered, without the application, approval or consent of the Corporation, by any court of competent jurisdiction, approving a petition seeking reorganization of the
     Corporation or appointing a receiver, trustee or liquidator of the Corporation or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 consecutive days;

the holder hereof may, by written notice to the Corporation transmitted by certified mail, declare the principal of and accrued interest on this Certificate to be forthwith due and payable, whereupon the same shall, subject to the provisions of the third paragraph hereof, become forthwith due and payable.

Registration and Transfer of this Certificate. This Certificate is registered, and the Corporation and any agent of the Corporation may treat the person in whose name this Certificate is registered as the owner hereof for the purposes of receiving payment as herein provided and for all other purposes, whether or not this Certificate be overdue, and neither the Corporation nor any such agent shall be affected by notice to the contrary. This Certificate or any interest herein may not be transferred, assigned, pledged, hypothecated or otherwise disposed of except to a person theretofore approved by the Board of Directors of the Corporation, such approval to be evidenced by a written notice to that effect executed by the Chief Executive Officer, the President, any Vice President, any Assistant Secretary-Treasurer, or any other duly authorized officer of the Corporation. By its acceptance hereof, the holder hereof agrees that this Certificate does not constitute a "holding" in the Corporation as contemplated by the South Dakota Cooperative Association Act or any successor, substitute or analogous provision of the laws of South Dakota.

No Recourse Against Corporation or Individuals. No recourse for the payment of this Certificate, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any application, covenant or agreement of the Corporation herein contained shall act against any incorporator, member, director or officer, as such, past, present or future, of the Corporation or of any successor corporation, either directly or through the Corporation or any such successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, of such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released; provided, however, that nothing herein contained shall be taken to prevent recourse to and the enforcement of the liability, if any, of any member upon or in respect of securities of the Corporation duly subscribed for and not fully paid.

Headings. The headings contained herein are intended to be used for convenience only and do not constitute part of this Certificate.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer and its corporate seal to be hereunto affixed.

                                    RURAL TELEPHONE FINANCE COOPERATIVE



                                    By: __________________________________
                                               Chief Executive Officer